EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE
This Fourth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 12, 2016, among each of the Subsidiary Guarantors listed on the signature pages hereto (each, a “Guaranteeing Subsidiary”), each a subsidiary of Hilton Worldwide Finance LLC, a Delaware limited liability company (the “Parent”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, Hilton Escrow Issuer LLC, a Delaware limited liability company (the “Escrow Issuer”), and Hilton Escrow Issuer Corp., a Delaware corporation (the “Escrow Co-Issuer” and, together with the Escrow Issuer, the “Escrow Issuers”) have heretofore executed and delivered to the Trustee an Indenture, dated as of August 18, 2016 (as supplemented by the First Supplemental Indenture, dated as of September 22, 2016, the Second Supplemental Indenture, dated as of September 22, 2016, and the Third Supplemental Indenture, dated as of October 20, 2016, the “Indenture”) providing for the issuance of an unlimited aggregate principal amount of 4.250% Senior Notes due 2024 (the “Notes”);
WHEREAS, in connection with the HOC Assumption, Hilton Domestic Operating Company Inc., a Delaware corporation (the “Issuer”), assumed the Escrow Issuers’ obligations with respect to the Notes and the Indenture, and the Initial Guarantors agreed to unconditionally guarantee the Issuer’s obligations with respect to the Notes on the terms set forth in the Indenture;
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Agreement to Guarantee. Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.
(3)Notices. All notices or other communications to each Guaranteeing Subsidiary shall be given as provided in Section 13.02 of the Indenture.
(4)Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(5)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
(6)No Recourse Against Others. No past, present or future director, officer, employee, incorporator, or direct or indirect member, partner or stockholder of Parent, the Issuer or each Guaranteeing Subsidiary shall have any liability for any obligations of Parent, the Issuer or the Guarantors, including each Guaranteeing Subsidiary (other than in their capacity as Issuer or Guarantor), under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(7)Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(8)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(9)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(10)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.
(11)Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
(12)Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

HILTON DOMESTIC MANAGEMENT LLC HILTON DOMESTIC FRANCHISE LLC CURIO BRAND MANAGEMENT LLC TRU BRAND MANAGEMENT LLC HOME2 BRAND MANAGEMENT LLC CANOPY BRAND MANAGEMENT LLC WASHINGTON HILTON, L.L.C.

By:	/s/ W. Steven Standefer
Name:	W. Steven Standefer
Title:	Senior Vice President

[Signature Page to Fourth Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris, II
Name:	W. Thomas Morris, II
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]